                                                                    EXHIBIT 10.2


November 22, 2002



Ms. Kathleen McJohn
4 North 550 School Road
St. Charles, IL  60175

Dear Kathleen,

         On behalf of Orrin Edidin, I am pleased to offer you a position with WMS Industries Inc. ("WMS") as Vice President, General Counsel and Secretary. You will receive a bi-weekly salary of $9,230.77, ($240,000.02 annualized). You will also be entitled to a fiscal year-end performance bonus (prorated for the first year) with an opportunity of up to 50% of your base salary. Your start date is to be determined and in this position, you will be reporting to Orrin Edidin, Executive Vice President, and Chief Operating Officer.

         Upon the commencement of your employment, a recommendation to the Stock Option Committee of the WMS Board of Directors will be made for a stock option grant of 50,000 options to vest over a four-year period and to be priced at the market price on the day of grant. Such grant may be subject to certain restrictive covenants.

         To assist with your relocation needs, we will provide up to $10,000.00 to cover reasonable and customary relocation expenses payable upon providing receipts. You will be required to repay the entire amount of the relocation assistance should you leave the company for any reason within one year from your start date.

         You will be eligible for all standard WMS benefits (including Exec-U-Care supplemental medical coverage) after you meet the eligibility period requirements applicable to each such benefit. Please see the enclosed materials for more information concerning benefits. In the event your employment is terminated by the Company without cause, you will be entitled to salary continuation for six (6) months.

         Our employment offer is contingent upon (a) your passing a post-offer drug test, (b) your truthful completion of the enclosed WMS Background Questionnaire, (c) the conduct of a background investigation by WMS Investigation Services, (d) your signing the attached Inventions, Intellectual Material and Confidentiality Agreement, and (e) the acceptance of the results of the investigation is at the sole discretion of WMS. You represent to WMS that you are not subject to any restriction, contractual or otherwise, which would prevent you from accepting this offer of employment or working for WMS.

         Please understand that nothing in this letter is intended to create an express or implied contract of employment. Your employment with WMS will be at-will, and while we hope your association with us will be long-term, both you and WMS may terminate the employment relationship at any time, with or without cause.

         If you accept this offer of employment, the post-offer drug test must be completed at least five (5) full business days prior to your start date. Please call Yvonne Tagge in Human Resources at 847-785-3739 to make your appointment. Also, please bring your driver's license and Social Security card on your start date.

         Please indicate your acceptance of this offer of employment by signing and returning one copy of this letter and the forms enclosed in the envelope provided. When filling out the forms, please make sure to include the full spelling of your name including your middle name. We also need you to send a legible photocopy of your driver's license clearly showing your date-of-birth for the conduct of the background investigation. Again, welcome to WMS and we look forward to the prospect of you joining our company.

         If you have any questions, please contact me at 847-785-3767.

Sincerely,


/s/ Michael A. Komenda
-------------------------------
Michael A. Komenda
Vice President, Human Resources

Enclosure


Accepted this 23rd day of November 2002

By:  /s/ Kathleen McJohn
     -----------------------